Exhibit 99.1
NEWS RELEASE — for immediate release
Alexza’s AZ-004 (Staccato® Loxapine) Meets Primary Endpoint of Treating
Acute Agitation in Patients with Bipolar Disorder in Phase 3 Trial
Trial is Second Pivotal Study to Meet Clinical Endpoints; AZ-004 on Path toward
NDA Submission in early 2010
Conference Call Scheduled for Today — Tuesday, December 9, 2008
at 5:00 p.m. Eastern Time
Mountain View, California — December 9, 2008 — Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) today announced positive results from its second Phase 3 clinical trial of AZ-004 (Staccato® loxapine). This Phase 3 clinical trial was conducted in patients with bipolar disorder experiencing acute agitation. Both the 5 mg and 10 mg doses of AZ-004 met the primary endpoint of the trial, which was a statistically significant reduction in agitation from baseline to the 2-hour post-dose time point, compared to placebo. AZ-004 is an inhalation product candidate being developed for the acute treatment of agitation in patients with schizophrenia or bipolar disorder. AZ-004 is being developed through Symphony Allegro, a product development partnership formed between Alexza and Symphony Capital, LLC.
“Alexza initiated this second Phase 3 clinical trial of our lead program in late July, completed enrollment in less than three months, and today we are reporting positive top-line results for the primary and secondary endpoints,” said James V. Cassella, PhD, Alexza Senior Vice President, Research and Development. “These very strong results – coupled with the positive data from our first Phase 3 trial in schizophrenic patients – reinforce our belief that AZ-004 is a potentially important new drug candidate for treating acute agitation. Loxapine is a well established antipsychotic and the Staccato system enables patients to easily and painlessly self-administer the drug with a single breath and achieve therapeutic effect as quickly as an intravenous injection – a combination of attributes that makes AZ-004 a unique potential therapeutic alternative for the acute treatment of agitation. We look forward to taking the next steps toward preparing an NDA for submission in early 2010.”
Phase 3 Clinical Trial Design
The AZ-004 clinical trial enrolled 314 acutely-agitated patients with bipolar I disorder at 17 U.S. clinical centers. The trial was designed as an in-clinic, multi-center, randomized, double-blind, placebo-controlled study and tested AZ-004 at two dose levels, 5 mg and 10 mg. Patients were eligible to receive up to 3 doses of study drug in a 24-hour period, depending on their clinical status. Only one dose of study drug was allowed during the first 2 hours of the study period.

The primary endpoint for the study was the change from baseline in the PANSS (Positive and Negative Symptom Scale) Excited Component score (also known as PEC score), measured at 2 hours after the first dose. The key secondary endpoint was the Clinical Global Impression-Improvement (CGI-I) score, measured at 2 hours after the first dose. All results were considered statistically significant at the p < 0.05 level, as compared to placebo, and all analyses were made on an intent-to-treat basis. Various additional assessments of a patient’s agitation state were conducted at serial time points using the PEC scale over the first 4-hour post-dose time period, with follow-up assessments at the end of the 24-hour study period. Side effects were recorded for each patient throughout the 24-hour study period.
Primary Efficacy Endpoint
Both the 5 mg and the 10 mg dose of AZ-004 met the primary endpoint of the clinical trial, showing a highly statistically significant improvement in the 2-hour post-dose PEC score, compared to placebo.
PEC Scores (Mean Values)

			p-Value for Change
Study Arm	Baseline	2-Hour Post-Dose	from Baseline vs. Placebo
10 mg AZ-004 (n=105)	17.3	8.3	< 0.0001
5 mg AZ-004 (n=104)	17.4	9.3	< 0.0001
Placebo (n=105)	17.7	12.9	—
Key Secondary Efficacy Endpoint
A Clinical Global Impression-Severity (CGI-S) scale rating of agitation was completed at baseline for each patient, prior to AZ-004 administration, to ensure comparability across groups. The CGI-S scale ranges from 1 (normal) to 7 (among the most extremely agitated patients). Baseline mean scores were similar across the three dose groups with a range of 4.0 to 4.1
In addition to the PEC score, the Clinical Global Impression-Improvement (CGI-I) is another commonly used scale to measure the reduction of agitation in patients over time, normally following therapeutic treatment. The CGI-I standard scale ranges from 1 (very much improved) to 7 (very much worse). At the 2-hour post-dose time point, a CGI-I scale rating was completed for each patient. CGI-I was the key secondary endpoint of the study. Both the 10 mg and the 5 mg doses of AZ-004 showed highly statistically significant differences versus placebo in the CGI-I scores at the 2-hour post-dose time point.

CGI-I Scores (Mean Values)

Study Arm	2-Hour Post-Dose	p-Value
10 mg AZ-004 (n=105)	1.9	< 0.0001
5 mg AZ-004 (n=104)	2.1	< 0.0001
Placebo (n=105)	3.0	—
Additional Efficacy Endpoints
AZ-004 exhibited a rapid onset of effect. At 10 minutes post-dose, the first assessment following dosing, the 10 mg dose showed a highly statistically significant improvement in the PEC score (p < 0.0001), compared to placebo. The 10 mg dose sustained this statistically significant improvement at all measurement time points throughout the 24-hour study period, compared to placebo. As pre-specified in the statistical analysis plan, the 5 mg dose was not statistically tested at any time point other than 2-hours post-dosing.
The duration of the clinical benefit of AZ-004, as measured by the need for additional study drug and/or rescue medication by the 4-hour time point, was significantly different between drug and placebo, and appeared to be dose related. Compared to the 64% of the placebo group that required more than one dose of the study drug and/or rescue medication, 40% of the 5 mg group (p = 0.0019) and only 25% of the 10 mg group (p < 0.0001) required more than one dose of study drug and/or rescue medication. A similar statistically significant pattern was evident for the 24-hour time point.
A responder analysis was conducted using the CGI-I scale. A responder was defined as having a CGI-I score at 2 hours after the first dose of either a 1 (very much improved) or 2 (much improved). Both the 5 mg (66% responders; p < 0.0001) and 10 mg (74% responders; p < 0.0001) doses of AZ-004 were statistically superior to placebo (28% responders).
Safety Evaluations
Side effects were recorded throughout the study period. The administration of AZ-004 was generally safe and well tolerated. There were no serious adverse events. The only common side effect reported (> 10% in any treatment group) was taste (dysgeusia). This side effect was rated as mild in all patients and occurred in both drug and placebo dose groups.

Treatment Emergent Side Effects
(> 2% in any treatment group)

	Placebo	5 mg AZ-004	10 mg AZ-004
Term	(n=105)	(n=104)	(n=105)
Dysgeusia	6%	17%	17%
Sedation / Somnolence	3%	7%	6%
Dizziness	8%	6%	5%
Throat irritation	1%	0%	4%
Fatigue	3%	4%	3%
Anxiety	0%	0%	2%
Headache	9%	4%	2%
Dry mouth	2%	2%	1%
Nausea	2%	0%	1%
Stomach discomfort	2%	3%	1%
Diarrhea	3%	1%	0%
Skin rash	2%	1%	0%
“The positive results from this second Phase 3 study, corroborating our first Phase 3 findings, show that AZ-004 has the potential to be a viable product to acutely treat agitation,” said Thomas B. King, Alexza President and CEO. “We are very encouraged with the pace at which we have developed into a pre-NDA stage company. In addition to our clinical successes, we are aggressively escalating many commercialization activities, including our commercial manufacturing scale-up, quality systems, regulatory affairs and strategic marketing initiatives, as we continue to track toward our planned AZ-004 NDA submission in early 2010.”
Conference Call Information
Alexza will host a conference call later today, Tuesday, December 9, 2008 at 5:00 p.m. Eastern Time. A replay of the call will be available for two weeks following the event. The conference call and replay are open to all interested parties.
To access the conference call via the Internet, go to www.alexza.com, under the “Investor Relations” link. Please join the call at least 15 minutes prior to the start of the call to ensure time for any software downloads that may be required. Interested parties may also pre-register to avoid pre-call delays at https://www.theconferencingservice.com/prereg/key.process?key=PKCEC99FG.
To access the live conference call via phone, dial 800-713-4214. International callers may access the live call by dialing 617-213-4866. The reference number to enter the call is 61907318.

The replay of the conference call may be accessed via the Internet, at www.alexza.com, or via phone at 888-286-8010 for domestic callers or 617-801-6888 for international callers. The reference number for the replay of the call is 85181265.
About Acute Agitation
Acute agitation affects many people suffering from major psychiatric disorders, including schizophrenia and bipolar disorder. Patients experiencing agitation become uncomfortable, tense, and restless, and as the agitation intensifies, patients can become threatening and violent if the agitation is not treated.
Based on the Company’s analysis of patient information from the National Institute of Mental Health (NIMH), the company believes that in the United States schizophrenia afflicts about 2.5 million adults and bipolar disorder affects about 6 million adults. The Company believes approximately 90% of these patients experience agitation at some point during their lifetime, and more than two-thirds of this group will suffer at least one episode – and often up to six episodes – of agitation every year, with about half of the cases requiring hospitalization.
Agitation is currently treated with injectable and oral anti-psychotic medications: the oral medications work relatively slowly and while the intramuscular injections have a faster onset of action, they are invasive and can be frightening to patients. The American Association of Emergency Psychiatrists published the Expert Consensus Guidelines for the Treatment of Behavioral Emergencies in 2001, which state three key treatment attributes for choosing treatment for acute agitation: speed of onset, reliability of medication delivery and patient preference. The Company believes AZ-004 is a product candidate that has the potential to be the first product, if approved, that would be able to both meet these needs for most agitation sufferers and allow physicians to effectively respond to the potential rapid escalation of an acute agitation episode.
About AZ-004 (Staccato loxapine)
AZ-004 is the combination of Alexza’s proprietary Staccato system with loxapine, a drug belonging to the class of compounds known generally as antipsychotics. The Staccato system is a hand-held, chemically-heated, single dose inhaler designed to generate and deliver excipient-free drug aerosol for deep lung delivery that results in IV-like pharmacokinetics. Alexza has now completed five clinical trials with AZ-004, enrolling more than 800 patients, and has announced positive results from all of these studies.

These five studies include a 50 subject Phase 1 study in healthy volunteers, a 129 patient Phase 2 study in agitated schizophrenic patients, a 32 patient multiple-dose tolerability and pharmacokinetic study in non-agitated schizophrenic patients, a 344 patient Phase 3 study in schizophrenic patients with acute agitation, and a 314 patient Phase 3 study in bipolar disorder patients with acute agitation. Alexza completed an end-of-Phase 2 meeting with the FDA for AZ-004 in September 2007, and believes it has a clear understanding of the development requirements for filing an NDA for AZ-004.
In the previously reported Phase 3 study in agitated schizophrenic patients, both the 5 mg and 10 mg doses of AZ-004 met the primary endpoint of the trial and the key secondary endpoint of the trial, both doses showing a highly statistically significant reduction in agitation in both endpoints, as compared to placebo. The 10 mg dose of AZ-004 exhibited a rapid onset of effect, with a statistically significant improvement in agitation at 10 minutes post-dose, which was sustained through the 24-hour study period. In all of the reported clinical trials to date, AZ-004 has been shown to be safe and generally well tolerated in patients and subjects.
About Symphony Allegro
In December 2006, Alexza entered into a collaboration with Symphony Capital LLC, a biotech-focused private equity firm. Under the terms of the agreement, Alexza and Symphony Capital established Symphony Allegro, Inc., which is providing funding to Alexza to accelerate clinical and other related development activities of Staccato loxapine (AZ-004 and AZ-104) and Staccato alprazolam (AZ-002). Alexza has granted a license to certain intellectual property rights for the selected product candidates. Through a purchase option, Alexza retains the exclusive right, but not the obligation, to acquire 100% of the equity of Symphony Allegro at specified prices during the term of the agreement. If Alexza chooses not to exercise the purchase option, Symphony Allegro retains the rights to the product candidates. The purchase option expires December 1, 2010.
About Alexza Pharmaceuticals, Inc.
Alexza Pharmaceuticals is an emerging specialty pharmaceutical company focused on the development and commercialization of novel, proprietary products for the treatment of acute and intermittent conditions. The Company’s technology, the Staccato® system, vaporizes unformulated drug to form a condensation aerosol that allows rapid systemic drug delivery through deep lung inhalation. The drug is quickly absorbed through the lungs into the bloodstream, providing speed of therapeutic onset that is comparable to intravenous administration, but with greater ease, patient comfort and convenience.
Alexza has five product candidates in clinical development. Alexza’s lead program, AZ-004 (Staccato loxapine) for the acute treatment of agitation in schizophrenic or bipolar disorder patients,

has completed both of the planned Phase 3 clinical trials. The Company has completed its end-of-Phase 2 meeting with the FDA for AZ-001 (Staccato prochlorperazine), which is intended for the acute treatment of migraine headache, and it has advanced AZ-104 (Staccato loxapine) to Phase 2 testing. Product candidates that have completed Phase 1 testing are AZ-003 (Staccato fentanyl) for the treatment of breakthrough pain, which is partnered with Endo Pharmaceuticals in North America, and AZ-007 (Staccato zaleplon) for the treatment of insomnia. In addition, AZ-002 (Staccato alprazolam) has completed a Phase 2a proof-of-concept clinical trial for the acute treatment of panic attacks — an indication the Company is not planning to pursue – and is being assessed for other possible indications and renewed clinical development. More information, including this and past press releases from Alexza, is available online at www.alexza.com.
Safe Harbor Statement
This press release includes forward-looking statements regarding the development, therapeutic potential, efficacy and safety of AZ-004. Any statement describing a product candidate or Alexza’s goals, expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission including the risks under the headings: “Regulatory authorities may not approve our product candidates even if they meet safety and efficacy endpoints in clinical trials” and “We will need substantial additional capital in the future. If additional capital is not available, we will have to delay, reduce or cease operations”. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Thomas B. King
President & CEO
650.944.7634
tking@alexza.com